Exhibit (a)(5)(viii)
Emerson Extends Tender Offer to Accommodate S&P MidCap 400 Index Change
Tender Offer to Now Expire at 5:00 p.m. Eastern Time on March 11, 2025
ST. LOUIS – March 10, 2025 – Emerson (NYSE: EMR) today announced that it has extended the expiration of its tender offer to acquire all outstanding shares of common stock of Aspen Technology, Inc. (NASDAQ: AZPN) (“AspenTech”) not already owned by Emerson to 5:00 p.m. Eastern Time on March 11, 2025. This one business day extension is to accommodate the settlement and tendering of shares of AspenTech common stock that may be sold due to the S&P MidCap 400 index change. S&P Global previously announced that AspenTech will be replaced in the index effective prior to the opening of trading on March 11, 2025.
The tender offer remains subject to the satisfaction of the conditions specified in the offer to purchase. Holders that have previously tendered their shares do not need to re-tender their shares or take any other action.
Equiniti Trust Company, LLC, the depository and paying agent for the tender offer, has advised Emerson that, as of March 7, 2025, the last business day prior to the announcement of the extension of the tender offer, approximately 6,715,211 shares had been validly tendered and not validly withdrawn.
As detailed in a statement on February 10, 2025, the $265 per share price for all the outstanding shares of common stock not already owned by Emerson represents its best and final price.
Innisfree M&A Incorporated is acting as information agent for the tender offer. Requests for documents and questions regarding the tender offer may be directed to Innisfree M&A Incorporated by telephone, toll-free at +1 (877) 456-3524 (from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).
About Emerson
Emerson (NYSE: EMR) is a global industrial technology leader that provides advanced automation. With an unmatched portfolio of intelligent devices, control systems, and industrial software, Emerson delivers solutions that automate and optimize business performance. Headquartered in Saint Louis, Missouri, Emerson combines innovative technology with proven operational excellence to power the future of automation. For more information, visit Emerson.com.
Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the scope, duration and ultimate impacts of the Russia-Ukraine and other global conflicts, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, inflation, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC. The outlook contained herein represents the Company's expectation for its consolidated results, other than as noted herein.
Emerson uses our Investor Relations website, www.Emerson.com/investors, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts and social media. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of AspenTech, nor is it a substitute for any tender offer materials that Emerson, Emersub CXV, Inc. (“Purchaser”) or AspenTech have filed with the SEC. Emerson and Purchaser have filed a Tender Offer Statement on Schedule TO with the SEC containing an offer to purchase all of the outstanding shares of common stock of AspenTech not already owned by Emerson for $265 per share and a Schedule 13E-3, and AspenTech has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer and a Schedule 13E-3. The tender offer is being made solely by means of the Offer to Purchase, and the exhibits filed with respect thereto (including the Letter of Transmittal), which contain the full terms and conditions of the tender offer. ASPENTECH’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS), THE SCHEDULE 13E-3 AND THE SOLICITATION/RECOMMENDATION STATEMENT (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and other tender offer documents, the Schedule 13E-3, as well as the Solicitation/Recommendation Statement, have been sent to all stockholders of AspenTech at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Emerson or AspenTech. Free copies of these materials and certain other offering documents are available for request by mail to Emerson Electric Co., 8027 Forsyth Boulevard, St. Louis, Missouri 63105 attention: Colleen Mettler, by phone at (314) 553-2197, or by directing requests for such materials to the information agent for the offer, Innisfree M&A Incorporated. Copies of the documents filed with the SEC by AspenTech are available free of charge under the “Investor Relations” section of AspenTech’s internet website at http://ir.aspentech.com/.
In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, the Schedule 13E-3 as well as the Solicitation/Recommendation Statement, Emerson and AspenTech file annual, quarterly and current reports, proxy statements and other information with the SEC. Emerson’s and AspenTech’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.
Contacts
Investors
Colleen Mettler
314-553-2197
Media
Joseph Sala / Greg Klassen / Connor Murphy
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
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